UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    December 6, 2006

BSML, Inc.

(Exact name of registrant as specified in its charter)

Utah	0-17594	87-0410364

(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

460 North Wiget Lane Walnut Creek, California		94598

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (925) 941-6260

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(c)

On November 3, 2006, BSML, Inc. (the “Company”) filed a current report on Form 8-K in which it disclosed that Dr. Julian Feneley, a director of the Company since December 2003, would re-join the Company as its new Chief Executive Officer effective November 15, 2006.

On December 6, 2006, Dr. Feneley and the Company entered into a five-year employment agreement. Pursuant to the terms of his employment agreement, Dr. Feneley’s annual base salary will be $350,000, subject to increases by the Company in its sole discretion. Dr. Feneley is eligible to receive an annual performance bonus equal to five percent of the Company’s earnings before interest, taxes, depreciation, and amortization.

Dr. Feneley’s employment agreement also provides that the Company will issue to Dr. Feneley shares of restricted common stock which as of the date of his employment agreement, and following the issuance, equal five percent of the outstanding shares of the Company’s common stock (including both common stock and options or warrants to acquire common stock). One-fifth of the restricted stock fully vests on the date of the employment agreement, and the remaining four-fifths vest ratably over a four-year period on each anniversary of the employment agreement.

The foregoing description does not purport to be complete and is qualified in its entirety by Dr. Feneley’s employment agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits

10.1	Employment Agreement, dated December 6, 2006, between Dr. Julian Feneley and the Company.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

BSML, Inc.

	By:	/s/ Kenneth Czaja

Kenneth Czaja
Chief Financial Officer

Date: December 11, 2006